Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2012 FINANCIAL RESULTS

•                  Total Revenues of $242.5 million

•                  Earnings per Share of $1.52 per Basic Share or $1.46 per Diluted Share

•                  Earnings Before Non-Cash Charges of $2.93 per Basic Share, or $2.82 per Diluted Share

Silver Spring, MD, November 1, 2012: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the third quarter ended September 30, 2012.

“It is certainly gratifying to see us closely approach, for the first time, a revenue run rate of one billion dollars per year,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Our free cash flow enables us to continue investing in new therapies such as once-daily injectable treprostinil and once-monthly refillable implantable treprostinil that hold great promise for positively transforming the lives of patients with pulmonary arterial hypertension.”

Total revenues for the quarter ended September 30, 2012 were $242.5 million, up from $201.7 million for the quarter ended September 30, 2011. Net income for the quarter ended September 30, 2012 was $78.1 million or $1.52 per basic share, compared to $84.4 million or $1.45 per basic share for the same quarter in 2011. Gross margin from sales was $212.9 million for the quarter ended September 30, 2012, compared to $178.3 million for the same quarter last year. Earnings before non-cash charges(1) for the quarter ended September 30, 2012 were $150.9 million, compared to $100.8 million for the same quarter in 2011.

Financial Results for the Three Months Ended September 30, 2012

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2012	2011	Change
Cardiopulmonary products:
Remodulin	$120,811	$114,918	5.1%
Tyvaso	88,302	66,330	33.1%
Adcirca	31,804	19,772	60.9%
Other	1,551	722	114.8%
Total net revenues	$242,468	$201,742	20.2%

Revenues for the quarter ended September 30, 2012 increased by $40.7 million, compared to the same quarter in 2011. The growth in product revenues reflects the continuing increase in the number of patients being treated with our products.

(1)          See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2012	2011	Change
Project and non-project component:
Cardiopulmonary	$43,823	$74,125	(40.9)%
Share-based compensation expense (benefit)	11,816	(22,966)	151.4%
Other	9,516	8,274	15.0%
Total research and development expense	$65,155	$59,433	9.6%

Cardiopulmonary. The $30.3 million decrease in cardiopulmonary program expenses for the quarter ended September 30, 2012, compared to the same quarter in 2011, corresponded to a decrease in expenses related to fees incurred under licensing agreements.

Share-based compensation. The increase in share-based compensation of $34.8 million for the quarter ended September 30, 2012, compared to the same quarter in 2011, resulted from the appreciation in the price of our common stock during the quarter ended September 30, 2012, compared to the decline in our stock price during the same quarter in 2011.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2012	2011	Change
Category:
General and administrative	$32,924	$24,972	31.8%
Sales and marketing	17,229	15,822	8.9%
Share-based compensation expense (benefit)	18,473	(24,138)	176.5%
Total selling, general and administrative expense	$68,626	$16,656	312.0%

General and administrative. The increase in general and administrative expenses of $8.0 million for the quarter ended September 30, 2012 compared to the same quarter in 2011 was driven by increases in: (1) grants to unaffiliated, not-for-profit organizations that provide financial assistance to patients suffering from pulmonary arterial hypertension and (2) depreciation and operating expenses as a result of the expansion of our corporate headquarters in Maryland and our facilities in North Carolina.

Share-based compensation. The increase in share-based compensation of $42.6 million for the quarter ended September 30, 2012, compared to the same quarter in 2011, corresponded to the appreciation in the price of our common stock during the quarter ended September 30, 2012, compared to the decline in our stock price during the same quarter in 2011.

Other Income (Expenses)

Other income, net was $27.8 million for the quarter ended September 30, 2012, compared to other expenses, net of $4.7 million for the same quarter in 2011. The $32.5 million increase in other income (expense), net resulted largely from the recognition of an approximately $31.0 million gain relating to an insurance settlement.

Income Taxes

The provision for income taxes was $30.4 million for the quarter ended September 30, 2012, compared to $17.6 million for the same quarter in 2011. The increase in the provision for income taxes reflects an increase in pre-tax earnings for the quarter ended September 30, 2012 compared to the same quarter in 2011 and an increase in the estimated annual effective tax rate to 31 percent as of September 30, 2012 from 28 percent as of September 30, 2011. The increase in the estimated annual effective tax rate for 2012 reflects primarily a decrease in estimated business tax credits to be generated from operations as compared to September 30, 2011.

2012 Revenue Guidance

We reaffirm our 2012 full-year revenue guidance for our three commercial products (Remodulin®, Tyvaso® and Adcirca®), as we continue to expect related revenues to fall within a range of 5% above or below $875 million for 2012.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option, share tracking award and employee stock purchase plan expense).

A reconciliation of net income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Three Months Ended September 30,
	2012	2011

Net income, as reported	$78,111	$84,398
Adjust for non-cash charges:
Interest expense	4,384	5,416
Income tax expense	30,382	17,641
License fees	—	41,332
Depreciation and amortization	6,915	4,991
Impairment charges	—	(5,366)
Share-based compensation expense (benefit)	31,145	(47,609)
Earnings before non-cash charges	$150,937	$100,803

Earnings before non-cash charges per share:
Basic	$2.93	$1.73
Diluted	$2.82	$1.65

Weighted average number of common shares outstanding:
Basic	51,514	58,321
Diluted	53,590	61,210

Conference Call

We will host a half-hour teleconference on Thursday, November 1, 2012, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 34857915.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.  A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about future operating results, including our revenue guidance for 2012, and the potential benefits of new therapies such as once-daily injectable treprostinil and once-monthly refillable implantable treprostinil. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$240,917	$201,020	$665,692	$546,784
Other	1,551	722	6,567	1,221
Total revenues	242,468	201,742	672,259	548,005
Operating expenses:
Research and development	65,155	59,433	135,911	131,379
Selling, general and administrative	68,626	16,656	161,673	98,775
Cost of product sales	27,968	22,676	81,632	63,577
Total operating expenses	161,749	98,765	379,216	293,731
Operating income	80,719	102,977	293,043	254,274
Other (expense) income:
Interest income	1,138	1,016	3,225	2,520
Interest expense	(4,384)	(5,416)	(12,149)	(16,256)
Equity loss in affiliate	(48)	(43)	(110)	(110)
Other, net	31,068	(278)	31,710	(1,301)
Total other (expense) income, net	27,774	(4,721)	22,676	(15,147)
Income from continuing operations before income taxes	108,493	98,256	315,719	239,127
Income tax expense	(30,382)	(17,641)	(94,532)	(65,073)
Income from continuing operations	78,111	80,615	221,187	174,054
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	7
Gain on disposal of discontinued operations, net of tax	—	3,783	—	618
Income from discontinued operations	—	3,783	—	625
Net income	$78,111	$84,398	$221,187	$174,679
Net income per common share:
Basic
Continuing operations	$1.52	$1.38	$4.20	$3.00
Discontinued operations	0.00	0.07	0.00	0.01
Net income per basic common share	$1.52	$1.45	$4.20	$3.01
Diluted
Continuing operations	$1.46	$1.32	$4.11	$2.80
Discontinued operations	0.00	0.06	0.00	0.01
Net income per diluted common share	$1.46	$1.38	$4.11	$2.81
Weighted average number of common shares outstanding:
Basic	51,514	58,321	52,626	58,087
Diluted	53,590	61,210	53,849	62,062

SELECTED CONSOLIDATED BALANCE SHEET DATA

September 30, 2012

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $5.3 million)	$752,341
Total assets	1,647,492
Total liabilities and common stock subject to repurchase	586,661
Total stockholders’ equity	1,060,831